Page F-7

                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS
                        TSI INCORPORATED AND SUBSIDIARIES

                                                         Year Ended March 31
                                                 1998           1997           1996
                                                 ----           ----           ----
BASIC

Weighted average common
  shares outstanding                          11,598,580     11,279,447     10,716,830
                                             -----------    -----------    -----------

Net earnings                                 $ 6,825,978    $ 7,213,248    $ 5,482,040
                                             -----------    -----------    -----------

Basic earnings per common share              $      0.59    $      0.64    $      0.51
                                             ===========    ===========    ===========


DILUTED

Weighted average common
  shares outstanding                          11,598,580     11,279,447     10,716,830
                                             -----------    -----------    -----------

Dilutive effect of employee stock options
  and purchase awards--based on the
  treasury stock method                          271,350        429,086        458,460
                                             -----------    -----------    -----------

Weighted average common shares
  outstanding and dilutive shares             11,869,930     11,708,533     11,175,290
                                             -----------    -----------    -----------

Net earnings                                 $ 6,825,978    $ 7,213,248    $ 5,482,040
                                             -----------    -----------    -----------

Diluted earnings per common share            $      0.58    $      0.62    $      0.49
                                             ===========    ===========    ===========